Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Members’ Committee

TVAura Mobile LLC:

We consent to the incorporation by reference in the Registration Statement (No. 001-34108) on Form 10 and (File No. 333-154524) of Form S-8 of Digimarc Corporation of our report dated February 24, 2012, with respect to the financial statements of TVAura Mobile LLC (a development stage company) as of December 31, 2011 and for the three years then ended, and cumulative period from June 11, 2009 (inception) through December 31, 2011, included in the December 31, 2011 annual report on Form 10-K of Digimarc Corporation.

/s/ Ernst & Young LLP

New York, New York

February 24, 2012